Exhibit 99.1

Sienna Biopharmaceuticals® Reports Third Quarter 2018 Financial Results

WESTLAKE VILLAGE, Calif., Nov. 8, 2018 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA), a clinical-stage medical dermatology and aesthetics company, today reported the Company’s financial results for the third quarter of 2018.

“We are pleased to report the results of our third quarter,” said Frederick C. Beddingfield III, MD, PhD, President and Chief Executive Officer of Sienna Biopharmaceuticals®. “August 1 marked the completion of Sienna’s first full year as a public company, and we continue to execute on our plans to bring innovative topical therapies to dermatology and aesthetics practitioners and their patients. Our team is excited, optimistic and focused, working toward clinical data this quarter from our Phase 2b trial with SNA-120 (pegcantratinib) in pruritus associated with psoriasis, as well as our Phase 1/2 exploratory trial with SNA-125 in atopic dermatitis and the first of our pivotal trials with SNA-001 for the reduction of unwanted light-pigmented hair.”

Pipeline Overview

Sienna’s pipeline currently includes multiple clinical-stage programs:

(from the Company’s Topical by Design™ platform)

•	SNA-120 for the treatment of pruritus associated with psoriasis and the underlying psoriasis; Phase 2b top-line results expected in the fourth quarter of 2018

•	SNA-125 for the treatment of atopic dermatitis; Phase 1/2 results expected in the fourth quarter of 2018

•	SNA-125 for the treatment of psoriasis; continued progression to Phase 2

(from the Company’s Topical Photoparticle Therapy™ platform)

•	SNA-001 for the reduction of light-pigmented hair

•	pivotal results with the 1064 nm wavelength laser expected in the fourth quarter of 2018

•	pivotal results with the 810 nm and with the 755 nm wavelength lasers expected in the first quarter of 2019

Selected Financial Results

Total operating expenses for the three months ended Sept. 30, 2018, were approximately $16.6 million, which includes research and development (R&D) expenses totaling approximately $12.1 million and general and administrative (G&A) expenses totaling approximately $4.4 million. Total operating expenses for the three months ended Sept. 30, 2017, were approximately $14.3 million, which included R&D expenses totaling approximately $9.4 million and G&A expenses totaling approximately $4.9 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the initiation of clinical trials for SNA-120 and for SNA-125 and increased manufacturing costs related to SNA-125, offset by a reduction in costs related to the ongoing pivotal trials for SNA-001 and a reduction in manufacturing costs related to SNA-120. The year-over-year decrease in G&A expenses was due primarily to a $1.8 million non-cash decrease in the fair value of the contingent consideration liability related to the Company’s acquisition of Creabilis plc in December 2016 and a reduction in legal fees, offset by an increase in personnel costs and an increase in costs related to being a public company.

Total operating expenses for the nine months ended Sept. 30, 2018, were approximately $56.7 million, which includes R&D expenses totaling approximately $40.8 million and G&A expenses totaling approximately $15.9 million. Total operating expenses for the nine months ended Sept. 30, 2017, were approximately $34.6 million, which included R&D expenses totaling approximately $21.0 million and G&A expenses totaling approximately $13.6 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the initiation of clinical trials for SNA-120 and for SNA-125, increased manufacturing costs related to SNA-125 and increased costs related to early stage research activities, offset by a reduction in costs related to the ongoing pivotal trials for SNA-001. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs, an increase in expenses related to marketing research and an increase in costs related to being a public company, offset by a $1.6 million non-cash decrease in the fair value of the contingent consideration liability related to the Company’s acquisition of Creabilis plc in December 2016 and a reduction in consulting and legal fees.

Cash burn during the three months ended Sept. 30, 2018, was approximately $15.9 million. Cash burn during the nine months ended Sept. 30, 2018, was approximately $46.1 million. Sienna’s cash and cash equivalents as of Sept. 30, 2018, totaled approximately $64.0 million.

About Sienna Biopharmaceuticals®

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. The Company’s objective is to develop a unique, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna® is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding the anticipated timing of clinical data readouts from Sienna’s development programs. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Annual Report on Form 10-K and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Sienna Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$12,146	$9,398	$40,819	$21,020
General and administrative	4,438	4,924	15,910	13,562

Total operating expenses	16,584	14,322	56,729	34,582

Loss from operations	(16,584)	(14,322)	(56,729)	(34,582)
Other income (expense), net	(210)	(2,154)	2,593	(4,986)

Net loss before taxes	(16,794)	(16,476)	(54,136)	(39,568)
Income tax benefit	—	85	—	212

Net loss	$(16,794)	$(16,391)	$(54,136)	$(39,356)

Per share information:
Net loss, basic and diluted[1]	$(0.82)	$(1.12)	$(2.66)	$(6.31)

Basic and diluted weighted average shares outstanding[2]	20,473	14,674	20,331	6,233

1 Diluted net loss per share is the same as basic net loss per share, as the effects of potentially dilutive securities are antidilutive during periods of net loss.

2 As of Sept. 30, 2018, there were 21,140,101 shares of common stock outstanding.

Sienna Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$63,975	$74,467
Working capital	53,250	69,105
Total assets	124,630	136,847
Total current liabilities	13,809	8,241
Total liabilities	79,700	45,648
Accumulated deficit	140,033	85,897
Total stockholders’ equity	44,930	91,199

Contact:

Investors

Sean Andrews

sandrews@siennabio.com

818-629-2244

Media

Caroline Van Hove

cvanhove@siennabio.com

818-575-6250

Crystal Muilenburg

cmuilenburg@siennabio.com

818-584-1035

###

Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

Office 818-629-2256 | Fax 818-706-1214

www.SiennaBio.com

5